Exhibit 99(a)(1)(D)

Jerrick Media Holdings, Inc. 2050 Center Ave, Suite 640 Fort Lee, NJ 07024 (201) 258- 3770

April 15, 2019

To the Holders of Warrants:

This letter is to inform you that Jerrick Media Holdings, Inc. (the “Company”) is offering holders of certain warrants to purchase common stock of the Company (defined below as the “Warrants”) the opportunity to exchange such Warrants, upon the terms set forth in the enclosed “Offer to Exchange Common Stock for Certain Outstanding Warrants of Jerrick Media Holdings, Inc.” dated as of April 15, 2019 (the “Offer to Exchange”). The warrants subject to the Offer to Exchange are (i) warrants to purchase an aggregate of 12,532,515 Shares issued to certain investors from August 2018 to March 2019 with a five-year term and with an exercise price of $0.30, (ii) warrants to purchase an aggregate of 39,087,845 Shares issued to certain investors from August 2018 through September 2018 with a five-year term and with an exercise price of $0.30, and (iii) warrants to purchase an aggregate of 2,134,489 Shares that were issued to certain investors from October 2016 through February 2019 with a five-year term and with an exercise price of $0.30 (collectively, the “Warrants”). All terms not defined in this letter shall have the meanings set forth in the Offer to Exchange.

As set forth in the Offer to Exchange, holders of the Warrants may exchange their Warrants for fifty thousand (50,000) shares of our common stock for every one-hundred thousand (100,000) Warrants tendered. If all of the Warrants are tendered, the Company will issue 26,727,425 Shares. No fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

The purpose of the Offer to Exchange is to help the Company reduce its outstanding warrants and thus the overhang in relation to its common stock. The number of warrants outstanding serves as an impediment to certain goals of the Company.

The shares of common stock to be issued pursuant to the Offer to Exchange are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the “Securities Act’) provided by Section 3(a)(9) of the Securities Act. As the Warrants are “restricted securities” within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

The enclosed Offer to Exchange together with the Letter of Transmittal and form of Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Exchange and instructions as to how you can participate in the Exchange. You should read all of the materials carefully before you decide whether to exchange any of your Warrants.

To participate in the Offer to Exchange and receive the number of shares of the Company’s common stock issuable therefor, you must deliver to the Company, prior to the expiration of the Offer to Exchange, which is 5:00 p.m. (Eastern time) on May 17, 2019, as may be extended by the Company in its sole discretion (the “Expiration Date”): (i) a signed copy of the Transmittal Letter and (ii) the original copy of your Warrant (or an Affidavit of Lost Warrant) for cancellation. These materials must be properly delivered, before the Expiration Date, to: Jerrick Media Holdings, Inc., 2050 Center Avenue, Suite 640, Fort Lee, NJ 07024, telephone number: (201) 258-3770, email: chelsea@jerrick.media. If you properly tender (and do not validly withdraw) these materials on or prior to 5:00 p.m. Eastern Time on May 17, 2019, the Expiration Date of the Offer to Exchange (or such later date and time if we extend the Offer to Exchange), promptly following the Expiration Date, we intend to issue and deliver to you the number of shares of Company common stock issuable pursuant to the Offer to Exchange.

If you change your mind and do not want to participate in the Offer to Exchange, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Eastern Time on May 17, 2019, the Expiration Date of the Offer to Exchange (or such later date and time if we extend the Offer to Exchange). Also, if we have not accepted your tendered Warrants and Transmittal Letter by May 17, 2019, you may change your mind and submit a Notice of Withdrawal to us after May 17, 2019. If you properly withdraw in a timely manner, we will promptly: (i) cancel your signed copy of the Transmittal Letter and (ii) return the original copy of your Warrant (which will remain unmodified and in full force and effect), or issue you a new Warrant if you submitted an Affidavit of Lost Warrant.

Thank you for your time in reviewing this request.

Very truly yours,

/s/ Jeremy Frommer
Jeremy Frommer
Chief Executive Officer